Exhibit 4.2

CERTIFICATE OF DESIGNATION,
PREFERENCES, RIGHTS AND LIMITATIONS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
BAZI INTERNATIONAL, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes

BAZI International, Inc., a Nevada corporation (the “Company”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes (“NRS”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Company by the Articles of Incorporation of the Company, as amended, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on October 12,  2012.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation of the Company, as amended, a series of Preferred Stock of the Company be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations, and restrictions thereof are as follows:

1. Designation and Amount.

The shares of such series shall be designated as “Series A Convertible Preferred Stock,” $0.001 par value per share (the “Preferred Stock”), and the number of shares constituting such series shall be 1,544,565.

2. Dividends on Shares of Common Stock.

If the Board declares a dividend on the outstanding shares of Common Stock (except for a dividend resulting in an adjustment to the Conversion Price (as defined) under Section 6(d)) payable in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), or other securities or rights convertible into or entitling the holders thereof to receive, directly or indirectly, additional shares of Common Stock, such dividend will be declared and paid on each outstanding share of Preferred Stock, prior and in preference to any dividends declared and paid on the Common Stock, in an amount equal to the aggregate amount of the dividend to which such share of Preferred Stock would have been entitled had such share been converted into shares of Common Stock (regardless whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion), pursuant to the provisions hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend (or if there is no such record date, on the date of payment of such dividend). Such dividends will be payable only when, as and if declared by the Board and will be noncumulative.

3. Liquidation, Dissolution or Winding Up.

Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of record of shares of Preferred Stock (the “Holders”) then outstanding will be entitled to be paid in cash out of the assets of the Company available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any Senior Stock (as defined), but before any payment may be made to the holders of shares of any Junior Stock (as defined), because of their ownership thereof, an amount equal to $10 per share of Preferred Stock plus any accrued but unpaid dividends (the “Preferred Liquidation Preference”). Notwithstanding the foregoing, upon a Liquidation, a Holder will receive the amount, if such amount is greater than the amount set forth in the preceding sentence, that such Holder would have received had such Holder converted such Holder’s shares of Preferred Stock into Common Stock immediately before a Liquidation (regardless of whether a sufficient number of shares of Common Stock were authorized under the Company’s Articles of Incorporation, as amended, to effect such conversion). If upon a Liquidation, the Company’s remaining assets available for distribution to its stockholders are insufficient to pay the Holders the full amount of the Preferred Liquidation Preference, the Holders and holders of any Parity Stock will share ratably in any distribution of the Company’s remaining assets and funds in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the Holders have been paid the Preferred Liquidation Preference in full in cash, any remaining assets will be distributed pro rata among each holder of Junior Stock in accordance with the terms thereof.

“Senior Stock” means, collectively, any class or series of stock of the Company ranking on Liquidation and with respect to the payment of dividends prior and in preference to the Preferred Stock.

“Junior Stock” means, collectively, Common Stock or any other shares of capital stock of the Company ranking on Liquidation and with respect to the payment of dividends junior and subordinate to the Preferred Stock, Senior Stock and Parity Stock.  Any other class or series of preferred stock of the Company authorized, designated or issued after this date, except as expressly set forth and provided in the resolution or resolutions of the Board providing for authorization, designation or issuance of shares of any such other class or series of preferred stock of the Company (subject to Section 9), shall be “Junior Stock.”

“Parity Stock” means, collectively, any class or series of stock ranking on Liquidation and with respect to payment of dividends on a parity with the Preferred Stock.

4. Dividends and Distributions.

The Preferred Stock shall rank (i) prior to the Junior Stock, (ii) on parity with the Parity Stock, and (iii) junior to the Senior Stock, with respect to dividends. The Holders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.

5. Voting.

(a) Except to the extent specifically provided herein or required by applicable law, the Holders and the holders of Common Stock will vote together on all matters as to which the approval of the stockholders may be required.  The Holders will vote on an as-converted basis, and with respect to such vote, will have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Fractional votes will not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each Holder could be converted) will be rounded to the nearest whole number (with one-half being rounded upward).

(b) The Holders, voting separately as a single class, shall have (A) the right to elect that number of directors to the Board of Directors that constitutes a majority of the members of the Board (the “Preferred Directors”), or (B) if a majority of the Holders notify the Company in writing that they have determined to waive their right to elect all or any Preferred Directors, the right, during the effectiveness of such waiver, to designate one observer to the Board of Directors (the “Preferred Board Observer”), who, subject to the execution and delivery of a confidentiality agreement to the Company (in form and substance reasonably satisfactory to the Company), may attend meetings of the Board and to receive any materials distributed to the Board in connection with such meetings.  Holders of a majority of the shares of Preferred Stock may decrease (or if previously decreased, increase) the number of directors they desire to elect at any time.

(c) For purposes of electing the Preferred Directors, a majority of the then-existing Preferred Directors or, if there are no Preferred Directors, Holders of a majority of the shares of Preferred Stock may nominate the nominees for election as the Preferred Directors.  For purposes of designating the Preferred Board Observer, if any, or any replacement thereof, Holders of a majority of the shares of Preferred Stock may designate the Preferred Board Observer.

(d) At any meeting having as a purpose the election of the Preferred Directors, the presence, in person or by proxy, of Holders of a majority of the shares of Preferred Stock shall be required and be sufficient to constitute a quorum of such class or classes for the election of any directors by such Holders.  Holders of a majority of the shares of Preferred Stock may elect the Preferred Directors by vote or written consent in accordance with the NRS.

(e) Any vacancy in the office of a Preferred Director may be filled by Holders of a majority of the shares of Preferred Stock.  A Preferred Director may be removed, with or without cause, by vote or by written consent, in each case in accordance with the NRS by Holders of a majority of the shares of Preferred Stock.  Any Preferred Director elected to fill a vacancy shall serve the same remaining term as that of his or her predecessor, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.

6. Conversion.

The Preferred Stock shall be convertible into Common Stock in accordance with the following:

(a) Automatic Conversion. The Preferred Stock shall automatically convert into Common Stock on the day immediately following the earlier of (i) the expiration of the twenty calendar day period set forth in Rule 14c-2(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such period commencing on the distribution to the Company’s stockholders in accordance with Regulation 14C promulgated under the Exchange Act of an Information Statement on Schedule 14C by the Company with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Preferred Stock, and (ii) such time as there are sufficient authorized but unissued shares (which have not otherwise been reserved or committed for issuance) to permit the conversion of all the shares of Preferred Stock into shares of Common Stock.

Upon a Liquidation, the conversion rights provided in this Section 6 will terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on Liquidation to the Holders.

(b) Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the shares of Preferred Stock.  In lieu of fractional shares, the Company will pay to the Holder an amount in cash equal to such fraction multiplied by the Price Per Share (as defined) of a share of Common Stock at the time of such conversion.

(c) Mechanics of Conversion.

(i) Upon the conversion of the Preferred Stock pursuant to this Section 6, each share of Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Preferred Liquidation Preference by the Conversion Price (as defined) in effect at the time of conversion.  The conversion price (as adjusted pursuant hereto, the “Conversion Price”) will initially be $.00610403 (1,638.26 shares of Common Stock per share of Preferred Stock).  Upon such conversion, the Holder shall promptly, after notice of such conversion has been provided to such Holder or public disclosure thereof has been made pursuant to a Current Report on Form 8-K or press release, if such shares are held in certificated form, surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). Such surrender may be made by registered mail with return receipt requested, properly insured, by hand or overnight courier.  If required by the Company, certificates surrendered for conversion, if applicable, will be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Holder or his or its attorney duly authorized in writing.  The date on which the conditions to conversion set forth in Section 6(a) or, if later and to the extent applicable, of receipt of such certificates by the transfer agent or the Company, as the case may be, will be the conversion date (“Conversion Date”).  The Company will, as soon as practicable after the Conversion Date, subject to the book-entry provisions set forth below, issue and deliver to such Holder, or to such Holder’s nominees, a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled, together with cash in lieu of any fraction of a share. In lieu of delivering physical certificates representing the shares of Common Stock issuable upon conversion of the shares of Preferred Stock, provided the transfer agent for the Common Stock is participating in The Depository Trust Company’s (including its successors and assigns, the “Depository”) Fast Automated Securities Transfer program, upon request of the Holder, the Company shall, if in compliance with applicable securities laws and in accordance with the Company’s policies and procedures with respect to “restricted securities” as defined in Rule 144(a)(3) under the Securities Act of 1933, as amended, use its commercially reasonable efforts to cause the transfer agent to electronically transmit the shares of Common Stock issuable upon conversion by crediting the account of the Holder’s prime broker with the Depository through its Deposit Withdrawal Agent Commission system. The Company agrees to coordinate with the Depository to accomplish this objective. Such conversion of the Preferred Stock will be deemed to have been made immediately before the close of business on the Conversion Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(ii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purposes of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, until such date as such shares of Common Stock are available and reserved for issuance upon such conversion, the Company will not issue, sell, or deliver (whether through the issuance or granting of Rights (as defined) or otherwise) any shares of Common Stock or any shares having, among other characteristics, the economic rights thereof until it has reserved sufficient shares of Common Stock for issuance upon such conversion as otherwise contemplated by this Section 6; provided that the Company may issue (i) Common Stock upon exercise of Rights outstanding on the Original Issue Date (as defined) or (ii) shares of Common Stock pursuant to Article VII of the Agreement or Plan of Merger, dated June 7, 2012 among the Company, Bazi Acquisition Sub Inc., a Delaware corporation, GT Beverage Company, Inc., a Delaware corporation, and MKM Capital Advisors, LLC, a Delaware limited liability company, as the Holder Representative.  “Original Issue Date” means the date on which the first share of Preferred Stock is issued.

(iii) All shares of Preferred Stock which have been surrendered for conversion as herein provided will no longer be deemed to be outstanding and all rights with respect to such shares will immediately cease and terminate on the Conversion Date, except only the right of the Holders thereof to receive shares of Common Stock, cash in lieu of fractional shares in exchange therefor and accrued, but unpaid dividends.  Any shares of Preferred Stock so converted will be deemed canceled and will not thereafter be issuable by the Company as shares of Preferred Stock, but will return to the status of authorized, but unissued shares of Preferred Stock of no designated series.

(d) Adjustment for Stock Splits, Dividends, Distributions and Combinations.  If, after the Original Issue Date, the Company fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or Rights without payment of any consideration by such holder for the additional shares of Common Stock or Rights (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the shares of Preferred Stock will be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series will be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Rights, with the number of shares issuable with respect to the Rights determined from time to time as such number may be adjusted.  If, after the Original Issue Date, the Company combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock will be decreased in proportion to such decrease in outstanding shares.  Any adjustments under this paragraph will become effective at the close of business on the date the subdivision or combination becomes effective.

Notwithstanding the foregoing, the applicable Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.001, but any such amount will be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, will aggregate $0.001 or more.

“Price Per Share” means, with respect to a share of Common Stock, (i) if such Common Stock is listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily average of the high and low sale prices per share of the Common Stock on such national securities exchange in the United States immediately preceding the relevant date, as published by the Wall Street Journal or other reliable publication, (ii) if a public market exists for such shares of Common Stock but such shares are not listed on a national securities exchange in the United States, the 20 consecutive trading day average of the daily mean between the closing bid and asked quotations in the over-the-counter market for a share of such Common Stock in the United States immediately preceding the relevant date, or (iii) if such Common Stock is not then listed on a national securities exchange and not traded in the over-the-counter market, the price per share of Common Stock determined in good faith by the Board.

“Rights” means all rights issued by the Company to acquire Common Stock directly or indirectly by exercise of a warrant, option or similar call or conversion of any instruments.

(e) Adjustment for Reorganization, Reclassification or Exchange. If the Common Stock issuable upon the conversion of the shares of Preferred Stock is changed into or exchanged for the same or a different number of shares of any class or classes of stock of the Company or another entity, whether by capital reorganization, merger, consolidation, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 6(d), or resulting in a Mandatory Redemption under Section 7) then and in each such event the Holders will have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, merger, consolidation, reclassification, or other change that holders of the number of shares of Common Stock into which such shares of Preferred Stock would have been converted immediately before such capital reorganization, merger, consolidation, reclassification, or change would have received, all subject to further adjustment as provided herein.

(f) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the Holders against impairment.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and will file a copy of such certificate with its corporate records. The Company will, upon the written request at any time of any Holder, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock. Despite such adjustment or readjustment, the form of each or all Preferred Stock certificates, if the same will reflect the initial or any subsequent Conversion Price, need not be changed for the adjustments or readjustments to be valued under the provisions of this Certificate of Designation, which will control.

7. Redemption. Subject to compliance with this Section 7, the Preferred Stock is redeemable as follows:

(a) The Company will redeem all of the then outstanding shares of Preferred Stock on the effective date of any Change of Control (as defined).  In the case of such redemption (a “Redemption”), the Company shall redeem each share of Preferred Stock for cash for an amount equal to the Preferred Liquidation Preference (the “Redemption Price”).

(b) “Change of Control” means the occurrence of any of the following events occurring after the Original Issue Date: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), other than a GT Party, directly or indirectly, of more than 50% of the total voting power of the outstanding capital stock of the Company having the right to vote ordinarily on the election of directors (“Voting Stock”); (ii) the Company is merged with or into or consolidated with another person or entity and, immediately after giving effect to the merger or consolidation, (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting person or entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately before such merger or consolidation or (b) any “person” or “group” (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than a GT Party, has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting person or entity; (iii) the Company, either individually or in conjunction with one or more of its subsidiaries, sells, assigns, conveys, transfers, leases, or otherwise disposes of, or one or more of its subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the Company’s subsidiaries, to any person or entity (other than the Company or a wholly owned subsidiary); or (iv) during any consecutive two-year period commencing after the Original Issue Date, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office. “GT Party” means each original recipient of Preferred Stock pursuant to the Agreement and Plan of Merger referred to in Section 6(c)(ii) and any of the respective Permitted Transferees. “Permitted Transferee” means (i) with respect to any GT Party that is a natural person, (a) the spouse of such person, and (b) any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are such person or (A) such individual’s spouse, (B) any lineal descendant, parent, grandparent, great grandparent (in each case whether by blood or legal adoption), and (C) the spouse of an individual described in clause (B) of this definition, and (ii) with respect to any GT Party that is not a natural person, (A) any trust, partnership or limited liability company, the sole beneficiaries, partners or members of which are such holder or affiliates of such GT Party and (B) any person or entity which directly or indirectly controls, is controlled by or is under common control with such GT Party.

(c) Upon a Redemption, a notice of Redemption (“Redemption Notice”) will be delivered within 10 days by or on behalf of the Company to the Holders that will (i) set forth the proposed initial date for such Redemption, which date shall be no less than 30 and no more than 60 days from the date the Redemption Notice is delivered upon a Redemption (the “Redemption Date”), (ii) notify the Holders that the Preferred Stock is being called for Redemption, (iii) state the place or places at which such shares of Preferred Stock will, upon presentation and surrender of the certificate or certificates evidencing such shares, if applicable, be redeemed and the Redemption Price, and (iv) state the name and address of the Redemption Agent (as defined) selected. Upon receipt of the Redemption Notice and to receive the Redemption Price, a Holder shall cause to be delivered to the Company (a) the certificates, if any, representing the shares of Preferred Stock to be redeemed (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Company) and (b) transfer instrument(s) reasonably satisfactory to the Company and sufficient to transfer such shares of Preferred Stock to the Company free of any adverse interest.

(d) If a Redemption Notice is given in accordance with Section 7(c) then each Holder is entitled to all preferences and relative and other rights accorded by this Certificate of Designation with respect to the Preferred Stock until and including the date before the Redemption Date.

(e) If the Company fails to redeem the Preferred Stock on the Redemption Date, then in addition to all other remedies available to Holders, the Holders, shall have all rights available to them under this Certificate of Designation and, in preference to the Junior Stock, shall be entitled to receive quarterly cash cumulative dividends at the rate of 10% of the Preferred Liquidation Preference, per annum.

(f) The Company may (i) act as the redemption agent or (ii) appoint as its agent, for the purpose of acting as the Company’ redemption agent, a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof and any replacement thereof or successors thereto. The Company or such appointed bank or trust company is hereinafter referred to as the “Redemption Agent.” Following such appointment, if any, and before any Redemption, the Company will deliver to the Redemption Agent irrevocable written instructions authorizing the Redemption Agent, on behalf and at the expense of the Company, to cause a Redemption Notice to be duly delivered in accordance with Section 7(c), as soon as practicable after receipt of such irrevocable instructions. All funds necessary for the Redemption will be deposited with the Redemption Agent, in trust, at least two business days before the Redemption Date, for the pro rata benefit of the Holders. Neither failure to deliver any such notice to one or more Holders nor any defect in any notice will affect the sufficiency of the proceedings for Redemption as to other Holders.

(g) From and after the Redemption Date, subject to Section 7(e), the shares of Preferred Stock called for Redemption will no longer be deemed to be outstanding and all rights of the Holders will cease and terminate, except the right of the Holders, upon surrender of the certificate or certificates therefor, if applicable, to receive the applicable Redemption Price. The deposit of monies in trust with the Redemption Agent by the Company will be irrevocable, except that the Company will be entitled to receive from the Redemption Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of any shares of Preferred Stock redeemed will have no claim to such interest or other earnings. Any balance of monies so deposited by the Company and unclaimed by the Holders entitled thereto at the expiration of one year from the Redemption Date will be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares of Preferred Stock entitled to the funds so repaid to the Company will look only to the Company for payment of the Redemption Price, without interest.

8. Sinking Fund.

There will be no sinking fund for the payment of dividends or liquidation preferences on the shares of Preferred Stock or the redemption of any shares thereof.

9. Protective Provisions.

So long as any shares of Preferred Stock are outstanding, the Company will not, without obtaining the approval (by vote or written consent) of the Holders of a majority of the shares of Preferred Stock:

(a) permit the amendment, modification or repeal of the Company’s Articles of Incorporation or Bylaws, in either case whether by merger or otherwise;

(b) permit the amendment, modification, or repeal of this Certificate of Designation, whether by merger or otherwise;

(c) issue, sell, or deliver (whether through the issuance or granting of Rights or otherwise) any shares of Senior Stock or Parity Stock or reclassify or modify any Junior Stock or Parity Stock so as to become Senior Stock or Parity Stock;

(d) declare or pay any dividend (other than dividends payable solely in Common Stock) or distribution on, or make any payment on account of, or set apart assets for a sinking or analogous fund to, or, purchase, redeem, defease, retire or otherwise acquire, any shares of any class of capital stock of the Company or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any subsidiary of the Company (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being referred to herein as “Restricted Payments”); provided, however, that the Company or any subsidiary of the Company may make Restricted Payments with respect to any shares of Senior Stock or Parity Stock the issuance of which has been approved in accordance herewith;

(e) permit the amendment or modification of the Certificate of Designation for any other series of preferred stock of the Company; or

(f) subject the Company to any transaction that would be a Change of Control.

With respect to actions by the Holders upon those matters on which the Holders may vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares of Preferred Stock is entitled to vote were present and voted.  In addition, the Holders may call a special meeting of the Company’s stockholders upon the occurrence of the events described above by providing notice of the exercise of such right to the Company and the Company will take all steps necessary to hold such meeting as soon as practicable after the receipt of such notice.

10. Preemptive Rights.

Holders shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company under this Certificate of Designation.

11. The Company’s Dealings with Holders of the Preferred Stock.

No payments shall be made to Holders, nor shall redemptions of shares of Preferred Stock be made, unless the right to receive such payments or participate in such redemptions are made available to all Holders on a pro rata basis based on the number of shares of Preferred Stock such holder holds.

12. Record Holders.

The Company may deem and treat the record holder of any shares of the Preferred Stock as the true and lawful owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary.

13. Headings and Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and will not affect the interpretation of any of the provisions hereof.

14. Notices.

Any notice required by the provisions hereof to be given to the Holders shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to each Holder at his or its address appearing on the Company’s books.  Any notice required by the provisions hereof to be given to the Company shall be deemed given if deposited in the United States Mail, first class postage prepaid, and addressed to the Company at 18552 MacArthur Boulevard, Suite 325, Irvine, California 92612, or such other address as the Company shall provide in writing to the Holders.

15. Severability of Provisions.

The rights, preferences and limitations of the shares of Preferred Stock set forth herein will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this statement of resolution, as applied to any Holder or the Company or to any circumstance, is adjudged by a governmental body or arbitrator not to be enforceable in accordance with its terms, the governmental body or arbitrator making such determination may modify (and shall modify) the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

IN WITNESS WHEREOF, BAZI International, Inc. has caused this Certificate of Designation to be signed by the undersigned this 15th day of October, 2012.

BAZI INTERNATIONAL, INC.

By:	/s/ Deborah K. Wildrick
Deborah K. Wildrick
Chief Executive Officer